EXHIBIT 99.2

Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Attributable to Vanguard
Health Systems, Inc. Stockholders Margin)
and Reconciliation of Adjusted EBITDA Margin to Net Income/Loss Attributable to Vanguard Health Systems,
Inc. Stockholders Margin

(in millions, unaudited)	Quarter ended				Nine Months ended
	March 31,				March 31,
	2011		2012		2011	2012
Adjusted EBITDA	$128.6		$176.6		$292.7	$434.9
Total revenues	1,408.5		1,582.5		3,180.0	4,494.2
Adjusted EBITDA Margin	9.1%		11.2%		9.2%	9.7%

Adjusted EBITDA	$128.6		$176.6		$292.7	$434.9
Interest, net	(48.0)		(43.4)		(117.9)	(132.4)
Income tax expense	(4.4)		(24.3)		(11.7)	(20.4)
Depreciation and amortization	(55.8)		(62.9)		(131.6)	(191.3)
Non-controlling interests	(0.8)		(1.0)		(2.6)	0.5
Gain (loss) on disposal of assets	(0.8)		(0.2)		(0.9)	0.6
Equity method income	—		1.1		0.6	1.8
Stock compensation	(0.7)		(1.9)		(3.6)	(6.5)
Monitoring fees and expenses	(1.2)		—		(3.7)	—
Realized losses on investments	—		—		(0.1)	—
Acquisition related expenses	(6.9)		(1.2)		(11.9)	(13.8)
Debt extinguishment costs	—		—		—	(38.9)
Impairment and restructuring charges	(5.1)		—		(6.0)	0.1
Pension credits	1.1		1.3		1.1	3.9
Discontinued operations, net of taxes	(3.2)		(0.1)		(5.4)	(0.5)
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$2.8		$44.0		$(1.0)	$38.0
Total revenues	$1,408.5		$1,582.5		$3,180.0	$4,494.2
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders margin	0.2%	%	2.8%	%	—%	0.8%